Exhibit 23

Consent of Independent Public Accountants

     We hereby consent to the incorporation by reference to the Registration Statement on Form S-8 of Lincoln Bancorp (the "Company"), File Number 000-25219, of our report dated February 14, 2002 on the consolidated financial statements of the Company which report is incorporated by reference in the Company's 2001 Annual Report on Form 10-K filed pursuant to the Securities and Exchange Act of 1934.


/s/ BKD,LLP


Indianapolis, Indiana
March 27, 2002